Exhibit 99.4

CONSENT OF CITIGROUP GLOBAL MARKETS INC.

We hereby consent to the inclusion of our opinion letter, dated January 27, 2014, to the Board of Directors of Texas Industries, Inc. as Annex E to, and to the reference thereto under the caption “SUMMARY— The Merger and the Merger Agreement—Opinion of TXI’s Financial Advisor” “ THE ISSUANCE OF MARTIN MARIETTA SHARES AND THE ADOPTION OF THE MERGER AGREEMENT—Background of the Merger,” “THE ISSUANCE OF MARTIN MARIETTA SHARES AND THE ADOPTION OF THE MERGER AGREEMENT—TXI’s Reasons for the Merger; Recommendation of the TXI Board of Directors” and “THE ISSUANCE OF MARTIN MARIETTA SHARES AND THE ADOPTION OF THE MERGER AGREEMENT—Opinion of TXI’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Texas Industries, Inc. and Martin Marietta Materials, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Martin Marietta Materials, Inc., as amended by Amendment No. 2. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.

New York, New York

May 21, 2014